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                                                                                                                     EXHIBIT 12.01
                                                    INTEGRATED HEALTH SERVICES, INC.
                                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                                          June 30,
                                                                                           1996     June 30,    June 30,    1997
                                        1992      1993       1994      1995      1996    Pro Forma    1996        1997   Pro forma
                                      --------  --------   --------  --------  --------   --------  --------   --------  ---------
Earnings from continuing
 operations before income taxes
 and extraordinary item                19,174    30,790     58,979   (42,259)   111,480     18,998    47,281     46,384    36,957

Fixed charges:
 Interest expenses (1)                  3,831    10,082     25,374    46,653     71,600     98,490    33,654     48,364    51,955

 Portion of rental expense
  representative of interest
  factor (2)                            6,503     7,719     14,053    22,042     25,928     26,179    11,845     16,598    16,781


  Capitalized Interest                  (860)    (1,402)    (3,030)   (5,155)    (3,800)    (3,800)   (1,867)    (1,800)   (1,800)

  Equity earnings of less
   than fifty percent owned
   joint ventures                         36       (83)       (142)     (431)         2          2      (390)       328       328
                                      ------    ------      ------    ------    -------    -------   -------    -------   -------

Earnings available for fixed
 charges                              28,684    47,106      95,234    20,850    205,210    139,869    90,523    109,874   104,221
                                      ======    ======      ======    ======    =======    =======   =======    =======   =======


Fixed charges:
 Interest expense (1)                   3,831    10,082     25,374    46,653     71,600     98,490    33,654     48,364    51,955

 Portion of rental  expense
  representative of interest
  factor (2)                            6,503     7,719     14,053    22,042     25,928     26,179    11,845     16,598    16,781
                                      -------    ------     ------    ------    -------    -------    --------   -------  -------

  Total fixed charges                  10,334    17,801     39,427    68,695     97,528    124,669    45,499     64,962    68,736
                                      =======    ======     ======    ======    =======    =======    ======     ======   =======


Ratio of earnings to fixed
 charges                                 2.78      2.65       2.42      0.30       2.10       1.12      1.99       1.69      1.52
                                      =======    ======     ======    ======    =======    =======    ======     ======   =======


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(1)  Interest   expense   includes   expensed  and   capitalized   interest  and
     amortization of debt issuance costs

(2) Represents one third of rental expense, the portion deemed to be a reasonable approximation of the interest factor in rental expense


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Interest expense calculation:

     Interest, net                         1,493     5,705     20,602    38,977    64,110     90,567    30,102     44,645    48,136
     Capitalized interest                    860     1,402      3,030     5,155     3,800      3,800     1,867      1,800     1,800
     Interest income                       1,300     2,669      1,121     1,876     2,233      2,233     1,045        799       799
                                        --------  --------   --------  --------  --------   --------  --------   --------  --------

       Interest exp                        3,653     9,776     24,753    46,008    70,143     96,600    33,014     47,244    50,735

     Def. financing amort (a)                178       306        621       645     1,457      1,890       640      1,120     1,220
                                        --------  --------   --------  --------  --------   --------  --------   --------  --------

     Interest exp per above                3,831    10,082     25,374    46,653    71,600     98,490    33,654     48,364    51,955
                                        ========  ========   ========  ========  ========   ========  ========   ========  ========


Note: amortization expense on the fees related to the convertible debentures is included in the interest, net number (a) Amortization of line of credit and senior notes fees.
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